UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2006

THE DAVEY TREE EXPERT COMPANY
 (Exact name of registrant as specified in its charter)

Ohio	000-11917	34-0176110
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 North Mantua Street
P.O. Box 5193
Kent, Ohio 44240
(Address of principal executive offices) (Zip Code)

(330) 673-9511
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

*    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

See the information set forth in Item 2.03 (a) of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)  Direct Financial Obligation

On November 21, 2006, The Davey Tree Expert Company entered into an $147 million Amended and Restated Credit Agreement among The Davey Tree Expert Company, as borrower, Various Lending Institutions, as banks, KeyBank National Association, as lead arranger, syndication agent and administrative agent, and National City Bank, as documentation agent, dated as of November 21, 2006 (the "Credit Agreement"). The Credit Agreement replaces the $120 million credit agreement by and among The Davey Tree Expert Company and KeyBank National Association, as lead arranger, syndication agent and administrative agent and National City Bank, as documentation agent, for various lending institutions, which was entered into on November 8, 2002, and was due to expire in December 2007.

The Various Lending Institutions in the Credit Agreement, in addition to KeyBank National Association, and National City Bank, include Wells Fargo Bank, National Association and FirstMerit Bank, N.A. and are listed in Schedule 1 to the Credit Agreement. No material relationship exists between the Company and any of the lending institutions, except that the lending institutions provide or may provide other banking services not specifically outlined in the Credit Agreement to the Company in the ordinary course of their respective business operations.

The Credit Agreement provides a revolving credit commitment under which up to a total of $140 million will be available, including a letter of credit commitment of $100 million. The Credit Agreement also includes a total term loan commitment of $7 million. Under certain circumstances, the Company may increase the revolving credit commitment amount available to $160 million.

Borrowings will bear interest at a rate dependent on the Company's Leverage Ratio at the time of such borrowing and based, at the Company's election, on a LIBOR rate or base rate. As defined in the Credit Agreement, the Leverage Ratio is the ratio of Funded Indebtedness to Consolidated EBITDA ("earnings before interest, taxes, depreciation and amortization").

LIBOR rate borrowings will bear interest at a rate ranging from LIBOR plus 0.65% to 1.45%. Base rate borrowings will bear interest at the administrative agent bank's prime rate or one-half of one percent in excess of the federal funds effective rate. In addition, the Company must pay commitment fees on the average daily unused portion of the total commitment at rates ranging from 0.11% to 0.19%, dependent on the Company's Leverage Ratio.

The revolving credit commitment will expire on December 15, 2011 and the term loan commitment will mature on November 21, 2013. The Credit Agreement contains usual and customary covenants for transactions of this type, including covenants limiting liens, investments and loans, and mergers and sales of assets. In addition, the Credit Agreement provides that during the term of the agreement, the Company's Leverage Ratio will not exceed 2.75 to 1.00 and the Company's Funded Indebtedness to Total Capitalization ratio (as defined therein) will not exceed 0.60 to 1.00.

The Credit Agreement is subject to acceleration upon the occurrence of an "Event of Default," as defined in the Credit Agreement, which consists generally of: (1) failure to pay principal, interest or fees under the Credit Agreement or a related note when due and payable; (2) failure to comply with other covenants and agreements contained in the Credit Agreement, subject in certain cases to notice thereof and the opportunity to cure such failures; (3) making false or erroneous representations and warranties; (4) certain defaults under other debt obligations of the Company, material adverse events under the Employee Retirement Income Security Act of 1974, money judgments, material adverse changes or events regarding the validity of the Credit Agreement or other loan documents; (5) a change in control; and, (6) certain events of bankruptcy, insolvency or reorganization of the Company or certain of its subsidiaries.

The above description of the Credit Agreement is qualified in its entirety by reference to the terms of the Credit Agreement attached hereto as Exhibit 10.1.

(b)  Off-Balance Sheet Arrangement--Not applicable

Item 9.01  Financial Statements and Exhibits

(a)  Financial statements of businesses acquired--Not applicable

(b)  Pro forma financial information--Not applicable

(c)  Exhibits

Exhibit	Description

10.1

Amended and Restated Credit Agreement among The Davey Tree Expert Company, as borrower, Various Lending Institutions, as banks, KeyBank National Association, as lead arranger, syndication agent and administrative agent, and National City Bank, as documentation agent, dated as of November 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE DAVEY TREE EXPERT COMPANY
(Registrant)

Date: November 22, 2006	BY:	/s/ David E. Adante
David E. Adante
Executive Vice President, Chief Financial Officer and Secretary
(Principal Financial Officer)